As filed with the Securities and Exchange Commission on May 15, 2023
Registration No. 333-270623
Registration No. 333-263532
Registration No. 333-257230
Registration No. 333-254249
Registration No. 333-248869

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration No. 333-270623
Form S-8 Registration No. 333-263532
Form S-8 Registration No. 333-257230
Form S-8 Registration No. 333-254249
Form S-8 Registration No. 333-248869

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUMO LOGIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-2234444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

855 Main Street, Suite 100
Redwood City, California 94063
(650) 810-8700
(Address, including zip code, of principal executive offices)

Sumo Logic, Inc. 2020 Equity Incentive Plan
Sumo Logic, Inc. 2020 Employee Stock Purchase Plan
Sensu, Inc. Amended and Restated 2017 Equity Incentive Plan
Sumo Logic, Inc. 2010 Stock Plan

Jask Labs Inc. 2018 Equity Incentive Plan
Jask Labs Inc. 2015 Stock Option and Grant Plan
(Full title of the plan)

Jennifer McCord
Chief Financial Officer
Sumo Logic, Inc.
855 Main Street, Suite 100
Redwood City, California 94063
Telephone: (650) 810-8700
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Sumo Logic, Inc., a Delaware corporation (the “Company”):

•
Registration Statement No. 333-270623, registering 7,342,928 shares of common stock, par value $0.0001 per share (the “Common Stock”), consisting of: (i) 6,119,107 shares of Common Stock issuable pursuant to the Sumo Logic, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), and (ii) 1,223,821 shares of Common Stock issuable pursuant to the Sumo Logic, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”), filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2023;

•
Registration Statement No. 333-263532, registering 6,827,605 shares of Common Stock, consisting of: (i) 5,689,671 shares of Common Stock issuable pursuant to the 2020 Plan, and (ii) 1,137,934 shares of Common Stock issuable pursuant to the 2020 ESPP, filed with the SEC on March 14, 2022;

•
Registration Statement No. 333-257230, registering 36,404 shares of Common Stock issuable pursuant to stock options outstanding under the Sensu, Inc. Amended and Restated 2017 Equity Incentive Plan, filed with the SEC on June 21, 2021;

•
Registration Statement No. 333-254249, registering 6,148,995 shares of Common Stock, consisting of: (i) 5,124,163 shares of Common Stock issuable pursuant to the 2020 Plan, and (ii) 1,024,832 shares of Common Stock issuable pursuant to the 2020 ESPP, filed with the SEC on March 15, 2021; and

•
Registration Statement No. 333-248869, registering 43,967,238 shares of Common Stock, consisting of: (i) 13,139,773 shares of Common Stock issuable pursuant to the 2020 Plan; (ii) 2,000,000 shares of Common Stock issuable pursuant to the 2020 ESPP; (iii) 3,211,467 shares of Common Stock underlying restricted stock units under the Sumo Logic, Inc. 2010 Stock Plan (the “2010 Plan”) as of the filing date; (iv) 25,468,184 shares of Common Stock issuable pursuant to the outstanding stock options under the 2010 Plan as of the filing date; (v) 137,233 shares of Common Stock issuable pursuant to the outstanding stock options under the Jask Labs Inc. 2018 Stock Plan; and (vi) 10,581 shares of Common Stock issuable pursuant to the outstanding stock options under the Jask Labs Inc. 2015 Equity Incentive Plan, filed with the SEC on September 17, 2020.

The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated February 9, 2023, by and among the Company, Serrano Parent, LLC, a Delaware limited liability company (“Parent”), and Serrano Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing that, among other things, Merger Sub would merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub were formed by affiliates of funds advised by Francisco Partners (the “Francisco Funds”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

On May 12, 2023 (the “Closing Date”), the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). As a result of the Merger and except as otherwise provided in the Merger Agreement:

(i)
each share of Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares of Common Stock (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (which were cancelled without payment of any consideration) and (B) shares of Common Stock for which dissenters’ rights have been properly exercised and not withdrawn) was automatically converted into the right to receive cash in an amount equal to $12.05, without interest thereon (the “Per Share Price”);

(ii)
each share of Common Stock that was subject to vesting, repurchase or other lapse restriction (“Company Restricted Stock”) and that was outstanding as of immediately prior to the Effective Time vested in full and was automatically cancelled and converted into the right to receive the Per Share Price, less any applicable withholding taxes;

(iii)
each restricted stock unit award that was not subject to any performance-based vesting conditions (each, a “Company RSU”) and that was outstanding and vested as of immediately prior to the Effective Time (but not yet settled) or that vested as a result of the consummation of the Merger (each, a “Vested Company RSU”) was automatically cancelled and converted into the right to receive an amount in cash (without interest) equal to (A) the total number of shares of Common Stock subject to such Vested Company RSU, multiplied by (B) the Per Share Price, less applicable withholding taxes;

(iv)
each Company RSU that was not a Vested Company RSU (each, an “Unvested Company RSU”) and that was outstanding as of immediately prior to the Effective Time was automatically cancelled and converted into a cash award with respect to an amount equal to (A) the total number of shares of Common Stock subject to such Unvested Company RSU, multiplied by (B) the Per Share Price, less any applicable withholding taxes, which cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time;

(v)
each restricted stock unit award that was subject to any performance-based vesting conditions (each, a “Company PSU”) and that was outstanding and fully vested (but not yet settled) as of immediately prior to the Effective Time (a “Vested Company PSU”) was automatically cancelled and converted into the right to receive an amount in cash (without interest) equal to (A) the total number of shares of Common Stock subject to such Vested Company PSU (as determined in accordance with the terms of the applicable award agreement), multiplied by (B) the Per Share Price, less applicable withholding taxes;

(vi)
each Company PSU that was not a Vested Company PSU (each, an “Unvested Company PSU”) and that was outstanding as of immediately prior to the Effective Time was automatically cancelled and converted into a cash award with respect to an amount equal to (A) the total number of shares of Common Stock subject to such Unvested Company PSU (as determined in accordance with the applicable award agreement), multiplied by (B) the Per Share Price, less any applicable withholding taxes, which cash award will be subject to the same vesting terms and conditions (excluding performance-based vesting conditions) as applied to the corresponding Unvested Company PSU immediately prior to the Effective Time;

(vii)
each outstanding option to purchase shares of Common Stock (each, a “Company Option”) that was outstanding and vested as of immediately prior to the Effective Time or that vested as a result of the consummation of the Merger (each, a “Vested Company Option”) was automatically cancelled and converted into the right to receive an amount in cash (without interest) equal to (A) the total number of shares of Common Stock subject to the Vested Company Option, multiplied by (B) the excess, if any, of the Per Share Price over the exercise price per share of Common Stock underlying such Vested Company Option, less applicable withholding taxes;

(viii)
each outstanding Company Option that was not a Vested Company Option (each, an “Unvested Company Option”) and was outstanding as of immediately prior to the Effective Time was automatically cancelled and converted into a cash award with respect to an amount equal to (A) the total number of shares of Common Stock subject to such Unvested Company Option, multiplied by (B) the excess, if any, of the Per Share Price over the exercise price per share of Common Stock under such Unvested Company Option, less any applicable withholding taxes, which cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company Option immediately prior to the Effective Time; and

(ix)	each Company Option that had an exercise price per share of Common Stock that was greater than or equal to the Per Share Price was cancelled at the Effective Time for no consideration or payment.

As a result of the consummation of the above transactions in connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on May 15, 2023.

SUMO LOGIC, INC.

By:	/s/ Jennifer McCord
Jennifer McCord
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.